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BERNSTEIN LITOWITZ BERGER
& GROSSMAN LLP
ALAN SCHULMAN, SBN 128661
WOLFRAM WORKS, SBN 202889
12730 High Bluff Drive, Suite 100
San Diego, CA 92130
Tel:    (858) 793-0070
Fax:    (858) 793-0323

Attorneys for Plaintiff


SUPERIOR COURT OF CALIFORNIA

COUNTY OF SANTA CLARA

S&A BIOTECH INVESTMENTS, LLC,                   )  Case No.:    CV797835
                                                )
                        Plaintiff,              )
                                                )
v.                                              )
                                                )
THOMAS BARUCH; DENNIS MERENS;                   )  SHAREHOLDER VERIFIED
THOMAS VON LEHMAN; EDGAR LANGE;                 )  DERIVATIVE COMPLAINT
ECKHARD TISCHER; EGON MINAR;                    )
RODENSTOCK INSTRUMENTS                          )
CORPORATION; and ACLARA                         )
BIOSCIENCES, INC., and DOES 1-100,              )
inclusive,                                      )
                                                )
                    Defendants,                 )
                                                )
-and-                                           )
                                                )  JURY TRIAL DEMANDED
RODENSTOCK NORTH AMERICA, INC.,                 )
                                                )
                         Nominal Defendant.     )
__________________________________________      )

        Plaintiff, by and through its attorneys, for its complaint, alleges as follows:

                                   PARTIES

        1. Plaintiff S&A Biotech Investments, LLC, was, at all times relevant hereto, a stockholder of nominal defendant Rodenstock North America, Inc. ("RNA").

        2. Nominal defendant RNA is a privately-held close corporation incorporated under laws of the State of California, with its principal executive offices located in Alpharetta, Georgia. RNA was founded in 1991 under the name Soane Technologies, Inc., which was subsequently changed to 2C Optics, Inc., and finally to RNA. RNA is primarily engaged in the business of manufacturing prescription lenses for use in eyeglasses. Prior to 1995, RNA also held various biotechnology patents, which it transferred to defendant ACLARA BioSciences, Inc. ("ACLARA"), in connection with the spin-off transaction described in paragraph 3(b), below.

        3.      (a)     Defendant ACLARA BioSciences, Inc. ("ACLARA") is a
publicly held corporation incorporated under the laws of the State of Delaware, with its principal executive offices located in Mountain View, California. ACLARA is primarily engaged in the business of biotechnology research and development. ACLARA is sued as an aider and abettor of the wrongful conduct alleged herein.

                (b) ACLARA was founded in 1995, when it was spun-off from Soane Technologies, Inc., a predecessor to RNA, for the purpose of pursuing RNA's biotechnology Business. In connection with this transaction, RNA purchased 3,014,313 shares of ACLARA Series A Preferred stock, at a price of $0.5972 per share, netting proceeds to ACLARA of approximately $1.8 million. As detailed in paragraph 19, below, ACLARA repurchased these shares from RNA in March, 1999, at a price of $0.90 per share. Nine months later, ACLARA announced that it would convert all its outstanding preferred stock to common stock, and commence an initial public offering of 9 million shares at a substantial premium over the amount that ACLARA paid RNA to repurchase the Series A Preferred stock.

        4. At all relevant times, defendant Thomas Baruch ("Baruch") was Chairman of the Board of Directors of both RNA and ACLARA, and directly participated in the wrongful conduct alleged herein. Baruch is also a General Partner of Chemical & Materials Enterprise Associates, L.P. ("CMEA"), which, at all relevant times, was a major shareholder of ACLARA. Through his position as general partner of CMEA, and while serving as Chairman of the Board of RNA and ACLARA, defendant Baruch exercised ownership or control over 1,212,877 shares of ACLARA common stock, or 8.2% of the common stock issued and outstanding at the time of the initial public offering. Through his position as general partner of CMEA, defendant Baruch also owned or controlled an equivalent equity stake in ACLARA at the time of the stock repurchase described in paragraph 19 below.

        5. At all relevant times, defendant Dennis Merens ("Merens") was a member of the Board of Directors of RNA, and directly participated in the wrongful conduct alleged herein. During the same time period, defendant Merens was employed by Dow Chemical Company ("Dow"), which at the time of ACLARA's repurchase of its shares from RNA, and at the time of the initial public offering, had invested approximately $40 million in CMEA, making it one of the largest investors in this entity. As set forth in paragraph 4, above, CMEA was one of the largest shareholders of ACLARA, owning or controlling 1,212,877 shares of ACLARA common stock, or 8.2% of the Common stock issued and outstanding at the time of the initial public offering.

        6. Defendant Rodenstock Instruments Corporation ("Rodenstock") is a Delaware corporation with its principal place of business located in Danbury, Connecticut. Rodenstock is a wholly-owned subsidiary of Rodenstock Group ("Rodenstock Group"), a worldwide manufacturer, marketer and retailer of optical component systems. Rodenstock is the majority shareholder of RNA, exercising ownership or control over approximately 54% of the RNA common stock issued and outstanding. As the majority shareholder, Rodenstock has the power to elect three of the six members of RNA's Board of Directors.

        7. At all relevant times, defendant Edgar Lange ("Lange") was a member of the Board of Directors of RNA, and directly participated in the wrongful conduct alleged herein. During the same time period, defendant Lange was employed as Executive Vice President of Rodenstock Group. Lange was elected to the RNA Board of Directors by Rodenstock to advocate and protect Rodenstock's position in RNA.

        8. At all relevant times, defendant Eckhard Tischer ("Tischer") was a member of the Board of Directors of RNA, and directly participated in the wrongful conduct alleged herein. During the same time period, defendant Lange was employed as Executive Vice President of Rodenstock Group. Tischer was elected to the RNA Board of Directors by Rodenstock to advocate and protect Rodenstock's position in RNA.

        9. At all relevant times, defendant Egon Minar ("Minar") was a member of the Board of Directors of RNA, and directly participated in the wrongful conduct alleged herein. During the same time period, defendant Minar was employed as a member of the Executive Board of Rodenstock Group. Minar was elected to the RNA Board of Directors by Rodenstock to advocate and protect Rodenstock's position in RNA.

        10. At all relevant times, defendant Thomas Von Lehman ("Von Lehman") was a member of RNA's Board of Directors, and directly participated in the wrongful conduct alleged herein. As detailed below, defendant Von Lehman breached his duty of care to RNA and its shareholders by failing to properly inform himself about the wrongful transactions alleged herein, and acted out of self-interest in voting to approve these transactions.

        11. By virtue of their positions as directors and/or controlling shareholders of RNA, each of the defendants set forth in paragraphs 4 through 10, above (the "RNA Defendants"), had the power to control and influence, and did not control and influence RNA's business and corporate affairs, and caused RNA to engage in the transactions complained of herein. Each defendant owes RNA and its shareholders fiduciary obligations and is required to: use his ability to control and manage RNA in a fair, just and equitable manner; maximize shareholder value; act in furtherance of the best interests of RNA and its shareholders; refrain from abusing his position of control; and not favor his own interests at the expense of RNA and its shareholders.

        12. By virtue of the acts and conduct alleged herein, the RNA Defendants have not only wasted tens of millions of dollars in corporate assets, but also have refused to take any action to recover these assets for fear of being held liable for their own improper conduct and breaches of fiduciary duty, at the expense of RNA and its minority shareholders. Accordingly, the RNA Defendants are attempting to implement a settlement of claims arising from the breaches of fiduciary Duty and other unlawful conduct alleged herein on terms that are substantively unfair and inadequate, and impaired by conflicts of interest doe to the interlocking relationships between and among RNA, Rodenstock and ACLARA. Further, by virtue of these interlocking relationships, defendant ACLARA knowingly participated and assisted in the breaches of fiduciary duty and other unlawful Conduct committed by the RNA Defendants, as alleged herein, which resulted in damage to RNA and its minority shareholders.

        13. Plaintiff is ignorant of the names and capacities of defendants Does 1 through 100, inclusive, but is informed and believes and thereon alleges that these defendants are in some way Responsible for the acts, omissions and events alleged in this Complaint. Accordingly, plaintiff sues Defendants Does 1 through 100 in such fictitious names. Plaintiff requests leave to amend this Complaint to properly name and charge defendant(s) when all necessary facts have been Ascertained.

                             FACTUAL ALLEGATIONS

General Background

        14. ACLARA is primarily engaged in the development of new technologies designed to allow biotechnology researchers to perform large, complicated experiments faster, with greater accuracy than existing technology at a lower cost. ACLARA was formed in 1995, when it was spun- off as the biotechnology business of RNA, and its research efforts are based primarily upon patents and other technology acquired from RNA in connection with the spin-off. RNA emerged from the spin-off as one of the largest shareholders of ACLARA, acquiring over 3 million shares of ACLARA Series A Preferred stock at a price of approximately $0.60 per share.

        15. Subsequent to the spin-off, ACLARA funded its operations from research grants and private investment, since its products were not yet commercially viable. As its products approached commercial viability, however, the value of its stock increased significantly higher than the $0.60 per share that RNA had paid for its equity stake in the company. Indeed, in August 1998, ACLARA issued a confidential private placement memorandum in which it stated that "[t]he Company intends to complete an initial public offering in late 1999 . . . " Although defendant Baruch, as Chairman of the Board of ACLARA, was aware of and approved these plans, he never shared this information with the members of the RNA Board of Directors who were unaffiliated with ACLARA.

ACLARA's stock redemption

        16. Recognizing the substantial proceeds that would be generated by an initial public offering, as well as the increasing value of the company, ACLARA sought to recover the 3 million shares of stock it had sold to RNA, so that the additional shares could be sold to other investors in private placements or the initial public offering at substantially higher prices, and with minimal dilution to other existing shareholders. Nevertheless, ACLARA knew that the members of the Board of RNA who were unaffiliated with ACLARA were not likely to approve such a sale if they were aware of these facts unless the terms reflected the increased value of ACLARA stock. Therefore, ACLARA, through defendant Baruch, commenced a course of conduct designed to acquire the Series A Preferred Stock owned by RNA at a price only marginally above that which RNA had paid several years earlier, while concealing the impending initial public offering and any other factors revealing the increased value of these shares.

        17. Between January and March 1999, ACLARA President and Chief Executive Officer Joseph Limber met with RNA President Syl Ghirardi for the purpose of negotiating the repurchase of the Series A Preferred Stock owned by RNA. During these negotiations, Ghirardi never disclosed that: (i) ACLARA's products were approaching commercial viability; (ii) the value of ACLARA stock had increased dramatically; or (iii) based upon the dramatic increase in the value of its stock, ACLARA intended to commence an initial public offering by the end of 1999. At the conclusion of these negotiations, ACLARA offered to repurchase the shares owned by RNA at a price of $0.90 per share, which was only $0.30 more than RNA had paid for the shares almost four years earlier.

        18. On March 5 and March 11, 1999, the RNA Board met for the purpose of determining whether to accept ACLARA's offer for the shares owned by RNA. Defendants Baruch and Merens attended and participated in these meetings, and defendant Baruch recommended acceptance of the offer on the grounds that $0.90 per share was a fair price for the ACLARA stock owned by RNA Defendants Baruch and Merens failed to disclose, however, that in January 1999 - only two months earlier - they had purchased, through CMEA, 1.2 million shares of ACLARA stock at a price of $2.70 per share, or 3 times the amount ACLARA was offering for the shares held by RNA. Baruch also failed to disclose that ACLARA intended to commence an initial public offering within the next nine months, which would greatly increase the value of ACLARA stock. Finally, Baruch knew, but failed to disclose that, at the same time that the RNA Board was meeting to consider the repurchase offer, ACLARA was negotiating a private placement of 746,000 shares of its stock at a price of $4.02 per share, or nearly 450% above the $0.90 per share that Baruch stated was fair to RNA.

        19. On or about March 11, 1999, the RNA Board voted to accept ACLARA's offer to repurchase its shares from RNA at a price of $0.90 per share, for a total consideration of $2,712,882.60 (the "Redemption"). In considering and approving the Redemption, the Board relied upon the recommendation of defendant Baruch, who knowingly withheld the material information set forth in paragraph 18, above. Nevertheless, the members of the RNA Board knew or should have known that defendant Baruch suffered from a disabling conflict of interest resulting from his dual positions as Chairman of both the RNA and CLARA Boards of Directors, as well as his extensive ownership interest in ACLARA through CMEA. The RNA Board also knew or should have known that defendant Merens suffered from a disabling conflict of interest, based upon his employer's substantial investment in ACLARA through CMEA, as detailed in paragraph 5, above.

        20. Despite their knowledge of these conflicts of interest, the members of the RNA Board, including those members of the Board elected by Rodenstock, permitted defendants Baruch and Merens to participate fully in the deliberations concerning the sale of the ACLARA stock, and relied upon their advice in approving this transaction. Indeed, the RNA Board of Directors failed to take any meaningful steps to determine whether the proposed transaction was fair to the shareholders of RNA from a financial point of view, including the following; (i) obtaining an independent appraisal of the value of the ACLARA shares; (ii) forming an independent committee of the Board to evaluate the fairness of the ACLARA offer; (iii) hiring a reputable, independent financial advisor to determine whether the terms of the transaction were fair to the shareholders of RNA unaffiliated with ACLARA from a financial point of view; and (iv) obtaining sufficient information from ACLARA to conduct a meaningful evaluation of its business plans and financial prospects.

RNA'S REFUSAL TO PURSUE ITS CLAIM AGAINST ACLARA AND OTHERS

        21. On January 20, 2000 - approximately nine months following the Redemption of its stock from RNA - ACLARA filed a registration statement and prospectus with the SEC for an initial public offering of its common stock ("the IPO"). Thereafter, on March 21, 2000, ACLARA commenced its IPO, pursuant to which it sold 9 million shares of common stock to the public at a price of $21 per share, or 2,300% more than the price at which it repurchased its shares from RNA only nine months earlier. Immediately prior to the IPO, ACLARA converted its outstanding preferred stock into common stock, and then split these common shares on a 3 to 2 basis. Consequently, but for the Redemption, RNA would have owned 4.521 million shares of ACLARA common stock at the time of the IPO, with a value of approximately $95 million, or $92 million more than ACLARA paid RNA for its shares.

        22. After learning of the IPO, the RNA Board conducted an investigation of the facts and circumstances surrounding the Redemption for $0.90 per share. In the course of its investigation, the RNA Board learned that: (i) ACLARA had issued a private placement memorandum in August 1998 - seven months prior to the Redemption - stating that it would commence an initial public offering during late 1999; (ii) two months prior to the Redemption, defendant Baruch had purchased 1.2 million shares of ACLARA stock, through CMEA, at a price of $2.70 per share; and (iii) ACLARA completed a private placement of 746,000 shares of its stock in April 1999 - only one month after the Redemption - at a price of $4.02 per share. Based on these facts, a majority of the members of the RNA Board who approved the Redemption concluded that RNA possessed sound legal claims for damages against defendants ACLARA, Baruch and Merens stemming from their non-disclosures in connection with ACLARA's repurchase of its stock from RNA. In reaching this conclusion, a majority of the members of the RNA Board who approved the Redemption stated that they would not have voted in favor of the transaction had they been aware of the facts set forth above.

        23. Despite these findings, the members of the RNA Board, including the members appointed by Rodenstock, recognized that they had failed to conduct any meaningful independent investigation of the terms of the Redemption, to determine whether the transaction was fair to the shareholders of RNA from a financial point of view. Instead, in approving the transaction the directors relied exclusively upon the advice of defendant Baruch, whom they knew to have a conflict of interest based upon his dual role as Chairman of RNA and ACLARA, as well as his substantial equity holdings in ACLARA stock. The members of the RNA Board realized that these facts would likely be exposed in any litigation, thereby exposing them to liability for breaches of fiduciary duty to RNA and its shareholders in approving the transaction. Similarly, as the controlling shareholders of RNA responsible for the appointment of three of the members of the Board, Rodenstock realize that any finding of liability on the part of these directors would likely expose it to indemnification. claims stemming from the failure of its Board appointees to discharge their fiduciary duties to the RNA minority shareholders.

        24. Faced with these facts, the RNA Board of Directors refused to authorize RNA to commence any litigation arising from or challenging the Redemption. Instead, on or about July 19, 2000, in response to inquiries by plaintiff and other RNA minority shareholders, the RNA Board stated that it would only authorize the commencement of litigation if the minority shareholders, including plaintiff, provided a full release of liability to each member of the Board for any misconduct or breach of fiduciary duty arising from ACLARA's repurchase of its shares from RNA. None of the RNA minority shareholders agreed to provide such a release.

        25. Unable to obtain releases from liability, the members of the RNA Board determined to pursue a collusive settlement of RNA's claims against ACLARA, in the hope of protecting themselves from liability for their breaches of fiduciary duty while appearing to act in the best interests of the RNA. Specifically, in September 2000, without filing a complaint, RNA entered into a settlement of all potential claims with ACLARA arising from the Redemption (the "Settlement") whereby ACLARA agreed to pay a total of $1.75 million to RNA, or less than $0.40 per share repurchased. In addition, the Settlement did not even provide for RNA to receive this minimal amount in a single lump sum. Instead, RNA received $500,000 upon execution of the settlement agreement, with the remainder to be paid upon the first of the following to occur; (i) the passage of one year from the date of the settlement agreement; (ii) the issuance of a final court order dismissing any derivative action brought by any RNA shareholder to set aside the settlement agreement and/or rescind the repurchase transaction; or (iii) the receipt by ACLARA of releases executed by the RNA minority shareholders of any claims they may have (directly or indirectly) against ACLARA and/or any of its directors or officers, (including defendant Baruch), arising out of the stock repurchase settlement agreement.

        26. Each of the members of the RNA Board of Directors suffered from disabling conflicts which prevented them from determining whether the terms of the settlement with ACLARA are fair to RNA and its minority shareholders. In evaluating this transaction, each of these directors were motivated by a desire to protect themselves and RNA's controlling shareholder, Rodenstock from liability, rather than acting in the best interests of RNA and its shareholders. In addition, the RNA Board refused to condition approval of the Settlement upon a vote of a majority of the RNA shareholders unaffiliated with either ACLARA or Rodenstock, or take any other action to address their conflicts of interest. As a result, approval of the Settlement with ACLARA is improper, unfair to RNA and its minority shareholders, and provides so little compensation as to constitute a waste of RNA's substantial claims arising from ACLARA's Redemption of its stock from RNA.

Demand on the Board of Directors

        27. Plaintiff incorporates by reference and realleges each allegation set forth above as though set forth at length herein.

        28. Plaintiff has not made demand on RNA's Board of Directors to pursue the claims herein, because a majority of the Board suffer from a disabling conflict of interest and/or are unable to exercise sound business judgment concerning the matters alleged herein that renders the making of such demand futile.

        29. Specifically, defendant Baruch maintains an interest in RNA, ACLARA and CMEA, and also acted in his own self-interest in recommending approval of the Redemption. As such, defendant Baruch has a continuing interest in ensuring that RNA's claims against ACLARA be minimal, and that he be personally released from all liability arising from the Redemption. Similarly, because Dow Chemical Company maintains an interest in CMEA and ACLARA, defendant Merens, acting as an agent for Dow, also has a continuing interest in ensuring that RNA's claims against ACLARA be minimal. For these reasons, both defendants Baruch and Merens are not disinterested in the Settlement and are also incapable of exercising sound business judgment with regard to plaintiff's claims herein.

        30. Further, defendants Lange, Tischer, and Minar are not disinterested in the Settlement, by virtue of the fact that they were elected to the RNA Board by Rodenstock, for the purpose of advocating and protecting Rodenstock's position in RAN. As detailed in paragraphs 23 through 26 above, Rodenstock directed each of these defendants to vote to approve the Settlement for the express purpose of avoiding litigation that would expose Rodenstock to liability for breaches of fiduciary duty committed by its representatives on the RNA Board in connection with the Redemption. Consequently, each of these defendants voted to approve the Settlement with ACLARA at the direction and for the purpose of protecting the interests of Rodenstock, to the Detriment of RNA and its minority shareholders.

        31. Defendant Von Lehman also suffers from a disabling conflict of interest in that he failed to exercise due care in voting to approve the Redemption, in violation of his fiduciary duties as a director of RNA. Accordingly, defendant Von Lehman was motivated to approve the Settlement for the purpose of obtaining a release of liability arising from his approval of the Redemption.

        32. Demand is also futile because the particularized facts alleged herein demonstrate that the consideration received by RNA in the Settlement is so inadequate that no person of ordinary sound business judgment would deem it worth that which the corporation paid - a release of ACLARA from liability. Under the applicable law, actions amounting to waste do not receive the protection of the business judgment rule and cannot be ratified or approved by any board, disinterested or otherwise.

        33. Pursuant to Section 800(b)(2) of the California Corporation Code, plaintiff has delivered to RNA a true copy of this complaint.

REMAINDER OF LAWSUIT OMITTED